Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Bobbi Chaville
	Senior Vice President,	Senior Director, Investor Relations
	Chief Financial Officer	(925) 965-4289
	(925) 965-4315	Email: bobbi.chaville@ros.com

ROSS STORES REPORTS RECORD THIRD QUARTER EARNINGS,
REAFFIRMS FOURTH QUARTER 2010 GUIDANCE

     Pleasanton, California, November 18, 2010 -- Ross Stores, Inc. (Nasdaq: ROST) today reported earnings per share for the 13 weeks ended October 30, 2010 of $1.02, up from $.84 for the 13 weeks ended October 31, 2009. These results reflect a 21% increase on top of an exceptional 91% gain in the third quarter of 2009. Net earnings for the third quarter ended October 30, 2010 grew 16% to a record $121.4 million, up from $105.1 million for the third quarter ended October 31, 2009. Fiscal 2010 third quarter sales increased 7% to $1.874 billion, with comparable store sales up 3% on top of a strong 8% gain in the prior year.

     For the nine months ended October 30, 2010, earnings per share were $3.26, up from $2.39 for the nine months ended October 31, 2009. These results represent 36% growth on top of a robust 52% gain for the first nine months of 2009. Net earnings for the year-to-date period in 2010 grew 31% to a record $393.0 million, up from $299.9 million in the prior year period. Sales for the first nine months of 2010 increased 10% to $5.721 billion, with comparable store sales up 6% on top of a 5% gain last year.

     Michael Balmuth, Vice Chairman and Chief Executive Officer, commented, “We delivered strong sales and earnings increases in the third quarter and first nine months of 2010 on top of outstanding gains in the prior year. This performance is especially noteworthy considering the ongoing uncertainty in the macro-economic and retail environment. Record operating margins in the third quarter and year-to-date periods were driven by our continued ability to deliver exciting bargains while operating our business on lower inventories, as well as much better-than-expected shortage results. The best performing merchandise categories during the third quarter were Dresses and Home. Geographic trends were relatively broad-based, with the strongest performance in Florida.”

     Mr. Balmuth continued, “Third quarter 2010 operating margin grew to 10.5%, a 60 basis point increase on top of an exceptional 385 basis point gain in the third quarter of 2009. Gross margin rose 80 basis points, as higher merchandise gross margin, improved distribution costs and leverage on occupancy expenses were partially offset by higher incentive and freight costs as a percent of sales versus the prior year. Selling, general and administrative expenses grew 20 basis points mainly due to higher incentive plan costs.”

     Mr. Balmuth also noted, “As we ended the third quarter, our balance sheet and cash flows remained healthy, allowing us to continue to return capital to stockholders through our stock repurchase and dividend programs. During the first nine months of fiscal 2010, we repurchased 5.4 million shares of common stock for an aggregate purchase price of $287 million. We remain on track to complete by the end of 2010 approximately $375 million of our current two-year $750 million stock repurchase authorization.”

     Looking ahead, Mr. Balmuth said, “As we enter the fourth quarter, we are favorably positioned and our stores are stocked with fresh and exciting assortments of branded bargains. However, while we have outperformed our projections year-to-date, there are a number of reasons why we believe it is appropriate to maintain a cautious outlook. These include the likelihood of a very competitive holiday season, our tough prior year sales comparisons and this year’s difficult holiday calendar where the timing of Christmas Day means we have one less Saturday of business in our largest volume month of the year. As a result, although we hope to do better, we are maintaining our prior forecast for both sales and earnings in the fourth quarter.”

     For the 13 weeks ending January 29, 2011, the Company continues to project same store sales to be flat to down 1% versus a 10% increase in the fourth quarter of 2009. Fourth quarter 2010 earnings per share are still forecast to be in the range of $1.15 to $1.20. For the fiscal year ending January 29, 2011, we now project earnings per share to increase 25% to 26% to $4.41 to $4.46, up from $3.54 in fiscal 2009.

     The Company will provide additional details concerning its third quarter results, fourth quarter and fiscal 2010 guidance, and business outlook on a conference call to be held on Thursday, November 18, 2010 at 11:00 a.m. Eastern time. Participants may listen to a real time audio webcast of the conference call by visiting the Investors section of the Company’s website, located at www.rossstores.com. A recorded version of the call will be available at the website address and via a telephone recording until 8:00 p.m. Eastern time on November 25, 2010 at 706-645-9291, PIN # 55962255.

     Forward-Looking Statements: This press release and the recorded comments and transcript on our corporate website contain forward-looking statements regarding expected sales and earnings levels in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, competitive pressures in the apparel or home-related merchandise industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise, including the potential impact from the macro-economic environment, uncertainty in financial and credit markets, and changes in geopolitical conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; our ability to continue to purchase attractive brand-name merchandise at desirable discounts; our ability to attract and retain personnel with the retail talent necessary to execute our strategies; our ability to effectively operate our various supply chain, core merchandising and other information systems; our ability to improve our merchandising capabilities through the recent implementation of new processes and systems enhancements; achieving and maintaining targeted levels of productivity and efficiency in our distribution centers; and obtaining acceptable new store locations. Other risk factors are detailed in our SEC filings including, without limitation, the Form 10-K for fiscal 2009 and Form 10-Qs and 8-Ks for fiscal 2010. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

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     Ross Stores, Inc., an S&P 500, Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, is the nation’s second largest off-price retailer with fiscal 2009 revenues of $7.2 billion. As of October 30, 2010 the Company operated 990 Ross Dress for Less® (“Ross”) stores and 67 dd’s DISCOUNTS® locations, compared to 955 Ross and 53 dd’s DISCOUNTS locations at the end of the same period last year. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices. dd’s DISCOUNTS features a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices. Additional information is available at www.rossstores.com.

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Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended		Nine Months Ended
	October 30,	October 31,	October 30,	October 31,
($000, except stores and per share data, unaudited)	2010	2009	2010	2009
Sales	$1,874,320	$1,744,139	$5,720,858	$5,204,374

Costs and Expenses
Costs of goods sold	1,365,513	1,284,852	4,167,380	3,864,697
Selling, general and administrative	312,277	286,511	910,151	844,699
Interest expense, net	2,232	1,943	7,056	4,989
Total costs and expenses	1,680,022	1,573,306	5,084,587	4,714,385

Earnings before taxes	194,298	170,833	636,271	489,989
Provision for taxes on earnings	72,920	65,753	243,270	190,115
Net earnings	$121,378	$105,080	$393,001	$299,874

Earnings per share
Basic	$1.04	$0.86	$3.32	$2.43
Diluted	$1.02	$0.84	$3.26	$2.39

Weighted average shares outstanding (000)
Basic	117,039	122,377	118,494	123,512
Diluted	119,018	124,648	120,522	125,592

Dividends
Cash dividends declared per share	$0.16	$0.11	$0.32	$0.22

Stores open at end of period	1,057	1,008	1,057	1,008

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

	October 30,	October 31,
($000, unaudited)	2010	2009
Assets

Current Assets
Cash and cash equivalents	$732,798	$576,162
Short-term investments	1,798	979
Accounts receivable	53,930	47,496
Merchandise inventory	1,048,130	1,014,638
Prepaid expenses and other	66,762	63,048
Deferred income taxes	1,426	11,737
Total current assets	1,904,844	1,714,060

Property and equipment, net	966,191	945,734
Long-term investments	16,998	18,974
Other long-term assets	74,556	62,702
Total assets	$2,962,589	$2,741,470

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$767,741	$767,771
Accrued expenses and other	262,017	235,605
Accrued payroll and benefits	213,103	193,221
Income taxes payable	4,769	11,275
Total current liabilities	1,247,630	1,207,872

Long-term debt	150,000	150,000
Other long-term liabilities	187,772	171,666
Deferred income taxes	92,176	104,739

Commitments and contingencies

Stockholders’ Equity	1,285,011	1,107,193
Total liabilities and stockholders’ equity	$2,962,589	$2,741,470

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
	October 30,	October 31,
($000, unaudited)	2010	2009
Cash Flows From Operating Activities
Net earnings	$393,001	$299,874
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	120,123	115,188
Stock-based compensation	27,523	19,232
Deferred income taxes	(8,427)	9,838
Tax benefit from equity issuance	11,747	7,773
Excess tax benefit from stock-based compensation	(11,466)	(6,184)
Change in assets and liabilities:
Merchandise inventory	(175,632)	(133,580)
Other current assets	(17,840)	(14,133)
Accounts payable	129,111	245,034
Other current liabilities	(43,368)	36,564
Other long-term, net	1,989	4,276
Net cash provided by operating activities	426,761	583,882
Cash Flows From Investing Activities
Additions to property and equipment	(149,659)	(124,175)
Proceeds from sales of property and equipment	-	10
Purchases of investments	(6,842)	(2,904)
Proceeds from investments	7,461	23,223
Net cash used in investing activities	(149,040)	(103,846)
Cash Flows From Financing Activities
Excess tax benefit from stock-based compensation	11,466	6,184
Issuance of common stock related to stock plans	29,989	45,392
Treasury stock purchased	(9,131)	(5,428)
Repurchase of common stock	(287,275)	(229,817)
Dividends paid	(58,315)	(41,560)
Net cash used in financing activities	(313,266)	(225,229)
Net (decrease) increase in cash and cash equivalents	(35,545)	254,807
Cash and cash equivalents:
Beginning of period	768,343	321,355
End of period	$732,798	$576,162
Supplemental Cash Flow Disclosures
Interest paid	$4,834	$4,834
Income taxes paid	$282,417	$166,382
Non-Cash Investing Activities
Increase in fair value of investment securities	$814	$1,462